CoreSite Reports Second-Quarter 2018 Financial Results Reflecting
Revenue Growth of 15.7% Year over Year

DENVER, CO – July 26, 2018 – CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the second quarter ended June 30, 2018.

Quarterly Highlights

•	Second-quarter total operating revenues were $136.4 million, a 15.7% increase year over year
•	Second-quarter net income per diluted share was $0.57, a 23.9% increase year over year
•	Second-quarter funds from operations (“FFO”) was $1.28 per diluted share and unit, a 16.4% increase year over year
•	Commenced 33,938 net rentable square feet (NRSF) of new and expansion leases representing $6.5 million of annualized GAAP rent at an average rate of $192 per square foot
•	Renewed leases with annualized GAAP rent of $19.6 million, with rent growth of 2.8% on a cash basis and 5.7% on a GAAP basis, and recorded rental churn of 1.3% in the second quarter
•	Executed 143 new and expansion data center leases for 65,037 NRSF, representing $10.4 million of net annualized GAAP rent at an average rate of $178 per square foot
•

On June 30, 2018, CoreSite renewed its existing approximately 160,000 NRSF of space in LA1,  expanded into an additional 17,000 NRSF, and extended its optionality on LA1 space through 2044, in order to continue to provide high-performance data center solutions to its customers in one of the most network-dense data centers in the world

“We continue to execute well, which was demonstrated by another quarter of strong growth and achievement of key building blocks for the future,” said Paul Szurek, CoreSite’s Chief Executive Officer. “We had 8% year-over-year growth in same-store monthly recurring revenue per cabinet equivalent, solid cash rent growth on renewals, and low churn.  Our sales team capitalized on the continued strong demand environment, signing more than $10 million in net annualized GAAP rent from new and expansion leases. Our core retail colocation business continued its strong leasing performance,  we had a good quarter in scale colocation leasing, and acquisition of new logos continued at a good pace.”

Financial Results

CoreSite’s net income attributable to common shares was $19.4 million, or $0.57 per diluted share, for the three months ended June 30, 2018, compared to $15.6 million, or $0.46 per diluted share, for the three months ended June 30, 2017.  Net income per diluted share decreased 3.4% on a sequential-quarter basis,  primarily reflecting the debt financings executed in April 2018, which increased CoreSite’s weighted average interest rate to 3.64% from 3.55% in the first quarter.

CoreSite’s FFO per diluted share and unit was $1.28 for the three months ended June 30, 2018, an increase of 16.4% compared to $1.10 per diluted share and unit for the three months ended June 30, 2017. FFO per diluted share and unit increased 0.8% on a sequential-quarter basis,  again reflecting the debt financing transactions executed in April mentioned above.

Total operating revenues for the three months ended June 30, 2018, were $136.4 million, a 15.7% increase year over year and an increase of 5.3% on a sequential-quarter basis.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Commencements and Renewals

CoreSite’s second-quarter data center lease commencements totaled 33,938 NRSF at a weighted average GAAP rental rate of $192 per NRSF, which represents $6.5 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the second quarter totaled $19.6 million in annualized GAAP rent, comprised of 143,017 NRSF at a weighted-average GAAP rental rate of $137 per NRSF, a 2.8% increase in rent on a cash basis and a 5.7% increase on a GAAP basis. The second-quarter rental churn rate was 1.3%.

As a result of renewals and growth in interconnection and power revenues, monthly recurring revenue per cabinet equivalent increased 8.3% over the prior-year period.

Sales Activity

CoreSite executed 143 new and expansion data center leases representing $10.4 million of net annualized GAAP rent during the second quarter, comprised of 65,037 NRSF at a weighted-average GAAP rental rate of $178 per NRSF.

Development and Acquisition Activity

During the second quarter, CoreSite placed into service 15,630 square feet of turn-key data center capacity at DE1 in Denver and 18,121 square feet of turn-key data center capacity at NY2 in Secaucus, New Jersey. This brings year-to-date expansions and new construction to 147,427 square feet of new capacity.

On June 30, 2018, CoreSite renewed its existing approximately 160,000 square feet of space in LA1, or One Wilshire, and expanded into an additional 17,000 square feet in order to continue to provide high-performance data center solutions to its customers in one of the most network-dense data centers in the world. As part of CoreSite's renewal and expansion at One Wilshire, CoreSite extended the term of its original lease by seven years to 2029, and maintains its three, five-year renewal options, with control over its space through 2044.

In addition, as of June 30, 2018,  CoreSite had a total of 160,591 square feet of turn-key data center capacity under construction and had spent $56.3 million of the estimated $274.7 million required to complete the projects, which consist of the following.

Los Angeles – CoreSite commenced construction on 28,191 square feet of turn-key data center capacity at LA2, which capacity was 100% pre-leased. CoreSite expects to spend $21.0 million to complete the development and expects to complete construction during the second quarter of 2019.

Reston – CoreSite had 49,837 square feet of turn-key data center capacity under construction at VA3 (Phase 1B), inclusive of 9,837 square feet of an infrastructure building to support this phase of the data center campus. As of the end of the second quarter, CoreSite had incurred $40.4 million of the estimated $106.7 million required to complete VA3 Phase 1B and the related portion of the infrastructure building, and expects to complete construction in the first quarter of 2019.

Washington D.C. – CoreSite had 24,563 square feet of turn-key data center capacity under construction at DC2. As of the end of the second quarter, CoreSite had spent $10.9 million of the estimated $20.0 million required to complete the project, and expects to complete development in the fourth quarter of 2018.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Santa Clara – CoreSite received permits to demolish the existing structure to clear the way for construction of a 175,000 square foot building (SV8), the first phase of which comprises 58,000 square feet of turn-key data center capacity. As of June 30, 2018, CoreSite had incurred $4.9 million of the estimated $127.0 million required to complete this phase of development and expects to complete construction in the third quarter of 2019.

Balance Sheet and Liquidity

As of June 30, 2018, CoreSite had net principal debt outstanding of $1,034.1 million, correlating to 3.5 times second-quarter annualized adjusted EBITDA.

As of the end of the second quarter, CoreSite had $336.0 million of total liquidity, consisting of available cash and capacity on its revolving credit facility.

Dividend

On May 24, 2018,  CoreSite announced a $0.05, or 5.1%, increase in its quarterly dividend to $1.03 per share of common stock and common stock equivalents for the second quarter of 2018. The second-quarter dividend was paid on July 16, 2018, to shareholders of record on June 29, 2018.

2018 Guidance

CoreSite is updating its 2018 guidance of net income attributable to common shares to a range of $2.12 to $2.20 per diluted share from the previous range of $2.15 to $2.27 per diluted share.  In addition, CoreSite is increasing its guidance of FFO per diluted share and unit to a range of $5.00 to $5.08 from the previous range of $4.92 to $5.04,  with the difference between net income and FFO being real estate depreciation and amortization.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite management will participate in the following upcoming investor conferences and events:

•	The Cowen and Company Communications Infrastructure Summit on August 7th in Boulder, Colorado;
•	The KeyBanc 20th Annual Technology Leadership Forum on August 13th in Vail, Colorado;
•	The Raymond James Annual Park City Telecom Summit on August 14-15 in Park City, Utah;
•	The Bank of America Merrill Lynch 2018 Media, Communications & Entertainment Conference on September 6th in Beverly Hills, California; and
•	The Bank of America Merrill Lynch 2018 Global Real Estate Conference on September 25th in New York City.

Conference Call Details

CoreSite will host a conference call on July 26, 2018, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

© 2018, CoreSite, L.L.C. All Rights Reserved.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until August 9, 2018, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13681015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,350 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 450+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Corporate Communications

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

© 2018, CoreSite, L.L.C. All Rights Reserved.

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s ability to service existing debt; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Consolidated Balance Sheets
(in thousands, except per share data)

	June 30, 2018	December 31, 2017 (1)
Assets:
Investments in real estate:
Land	$97,636	$97,258
Buildings and improvements	1,689,569	1,561,056
	1,787,205	1,658,314
Less: Accumulated depreciation and amortization	(530,528)	(473,141)
Net investment in operating properties	1,256,677	1,185,173
Construction in progress	146,236	162,903
Net investments in real estate	1,402,913	1,348,076
Operating lease right-of-use assets	181,195	92,984
Cash and cash equivalents	2,834	5,247
Accounts and other receivables, net	25,064	28,875
Lease intangibles, net	8,259	6,314
Goodwill	40,646	40,646
Other assets, net	106,187	103,501
Total assets	$1,767,098	$1,625,643

Liabilities and equity:
Liabilities
Debt, net	$1,030,536	$939,570
Operating lease liabilities	191,494	102,912
Accounts payable and accrued expenses	71,404	77,170
Accrued dividends and distributions	51,760	48,976
Acquired below-market lease contracts, net	3,183	3,504
Unearned revenue, prepaid rent and other liabilities	34,121	34,867
Total liabilities	1,382,498	1,206,999

Stockholders' equity
Common stock, par value $0.01	340	338
Additional paid-in capital	463,887	457,495
Accumulated other comprehensive income	1,291	753
Distributions in excess of net income	(207,048)	(177,566)
Total stockholders' equity	258,470	281,020
Noncontrolling interests	126,130	137,624
Total equity	384,600	418,644
Total liabilities and equity	$1,767,098	$1,625,643

(1) Adoption of the new lease accounting standard required that we adjust the consolidated balance sheet as of December 31, 2017, to include the recognition of additional right-of-use assets and lease liabilities for operating leases. See our SEC filings for additional information.

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© 2018, CoreSite, L.L.C. All Rights Reserved.

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Operating revenues:
Data center revenue:
Rental revenue	$74,143	$71,033	$64,853	$145,176	$129,104
Power revenue	38,986	36,403	32,410	75,389	63,271
Interconnection revenue	17,422	16,560	15,325	33,982	29,837
Tenant reimbursement and other	3,018	2,572	2,329	5,590	4,605
Total data center revenue	133,569	126,568	114,917	260,137	226,817
Office, light-industrial and other revenue	2,878	3,051	2,969	5,929	5,990
Total operating revenues	136,447	129,619	117,886	266,066	232,807

Operating expenses:
Property operating and maintenance	37,861	33,848	31,781	71,709	61,007
Real estate taxes and insurance	4,693	4,937	3,824	9,630	8,328
Depreciation and amortization	35,558	33,776	32,207	69,334	64,545
Sales and marketing	5,369	5,080	4,414	10,449	8,917
General and administrative	10,297	9,185	9,508	19,482	17,632
Rent	6,547	6,400	5,931	12,947	11,893
Transaction costs	19	56	139	75	139
Total operating expenses	100,344	93,282	87,804	193,626	172,461
Operating income	36,103	36,337	30,082	72,440	60,346
Interest expense	(8,907)	(7,738)	(5,958)	(16,645)	(11,065)
Income before income taxes	27,196	28,599	24,124	55,795	49,281
Income tax benefit (expense)	83	(33)	11	50	(86)
Net income	27,279	28,566	24,135	55,845	49,195
Net income attributable to noncontrolling interests	7,890	8,264	6,407	16,154	13,091
Net income attributable to CoreSite Realty Corporation	19,389	20,302	17,728	39,691	36,104
Preferred stock dividends	—	—	(2,085)	—	(4,169)
Net income attributable to common shares	$19,389	$20,302	$15,643	$39,691	$31,935

Net income per share attributable to common shares:
Basic	$0.57	$0.60	$0.46	$1.17	$0.95
Diluted	$0.57	$0.59	$0.46	$1.16	$0.94

Weighted average common shares outstanding:
Basic	34,049,391	33,935,564	33,835,727	33,992,792	33,698,022
Diluted	34,220,321	34,164,235	34,053,816	34,183,408	34,009,930

© 2018, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Net Income to FFO
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Net income	$27,279	$28,566	$24,135	$55,845	$49,195
Real estate depreciation and amortization	34,245	32,432	30,879	66,677	61,908
FFO	$61,524	$60,998	$55,014	$122,522	$111,103
Preferred stock dividends	—	—	(2,085)	—	(4,169)
FFO available to common shareholders and OP unit holders	$61,524	$60,998	$52,929	$122,522	$106,934

Weighted average common shares outstanding - diluted	34,220	34,164	34,054	34,183	34,010
Weighted average OP units outstanding - diluted	13,829	13,835	13,849	13,832	13,850
Total weighted average shares and units outstanding - diluted	48,049	47,999	47,903	48,015	47,860

FFO per common share and OP unit - diluted	$1.28	$1.27	$1.10	$2.55	$2.23

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA:
(in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Net income	$27,279	$28,566	$24,135	$55,845	$49,195
Adjustments:
Interest expense	8,907	7,738	5,958	16,645	11,065
Income taxes	(83)	33	(11)	(50)	86
Depreciation and amortization	35,558	33,776	32,207	69,334	64,545
EBITDAre	$71,661	$70,113	$62,289	$141,774	$124,891
Non-cash compensation	3,186	2,626	2,369	5,812	4,171
Transaction costs / litigation	26	139	139	165	139
Adjusted EBITDA	$74,873	$72,878	$64,797	$147,751	$129,201

EBITDAre is calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). EBITDAre is defined as earnings before interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense to EBITDAre as well as adjusting for the impact of other impairment charges, gains or losses from sales of undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDAre and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDAre and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDAre and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

© 2018, CoreSite, L.L.C. All Rights Reserved.